Exhibit 99.1
Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL ANNOUNCES SECOND
QUARTER 2011 RESULTS
Dallas, Texas (August 2, 2011) — United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the second quarter and six months ended June 30, 2011.
Second Quarter Financial Results
     For the quarter ended June 30, 2011, consolidated net revenues increased 6% to $151.1 million compared with $143.2 million in the prior year period. Operating income increased 9% for the second quarter and was $62.5 million as compared with $57.6 million for the prior year period. Operating income was benefited by $2.0 million due to gains on the sale of facilities. Operating income margin for the second quarter increased 120 basis points to 41.4% versus 40.2% in the prior year period. For the quarter, EBITDA less noncontrolling interests was $50.8 million compared with $50.2 million in the prior year period.
     The financial results for the second quarter were driven by systemwide revenue growth of 12%, consisting of 6% U.S. same-facility revenue growth and the remainder being due to acquisition activity.
     Cash flows from operating activities for the second quarter totaled $31.1 million compared with $37.8 million for the prior year period. This decrease was due to an increase in the cash payment of taxes of $5.5 million. During the second quarter, the Company and its consolidated subsidiaries invested approximately $2.2 million in maintenance capital expenditures and an additional $4.1 million to develop new facilities and expand existing facilities.
Six-Month Financial Results
     For the six months ended June 30, 2011, consolidated net revenues increased 6% to $298.1 million compared with $281.1 million in the prior year period. Operating income increased 13% for the first half of 2011 to $121.5 million as compared with $107.9 million for the prior year period. Operating income margin for the first half of 2011 increased 240 basis points to 40.8% versus 38.4% in the prior year period. For the first half of 2011, EBITDA less noncontrolling interests increased 7% to $100.9 million compared with $94.6 million in the prior year period.
     Cash flows from operating activities for the six months ended June 30, 2011, totaled $72.7 million compared with $76.4 million for the prior year period. This decrease was due to an increase in the cash payment of taxes of $15.1 million. During the first half of 2011, the Company and its consolidated subsidiaries invested approximately $7.1 million in maintenance capital expenditures and an additional $6.2 million to develop new facilities and expand existing facilities.
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United Surgical Partners Announces Second Quarter 2011 Results

August 2, 2011
Systemwide Financial Results
     Due to the Company’s partnerships with physicians and not-for-profit healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates is a significant and growing portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At June 30, 2011, 132 of the 191 facilities the Company operated were not consolidated.
Revenue Analysis
     For the second quarter, the systemwide revenues of the facilities operated by the Company increased 12% on a year-over-year basis, while consolidated revenues increased 6%. For the first half of 2011, the systemwide revenues of the facilities operated by the Company increased 13% on a year-over-year basis, while consolidated revenues increased 6%. The table below lists the key drivers of year-over-year changes in revenues.

	Three Months Ended		Six Months Ended
	June 30, 2011		June 30, 2011
	As Reported	Unconsolidated	As Reported	Unconsolidated
	Under GAAP	Affiliates	Under GAAP	Affiliates
Total revenues, period ended June 30, 2010	$143,190	$326,838	$281,061	$621,538
Add: Revenue from acquired facilities	4,248	20,642	8,778	41,727
Less: Revenue of deconsolidated facilities	(3,277)	3,277	(6,335)	6,335
Less: Revenue of disposed facilities	—	(2,312)	—	(2,312)
Impact of exchange rate	2,322	—	2,960	—

Adjusted base period	$146,483	$348,445	$286,494	$667,288
Increase from operations	2,434	24,717	7,933	52,282
Non-facility based revenue	2,133	1,129	3,744	2,978

Total revenues, period ended June 30, 2011	$151,050	$374,291	$298,141	$722,548

Development Activity
     During the quarter, the Company opened four facilities and sold its interest in four facilities. The Company expects to add 15 to 20 facilities in 2011.
Summary
     Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “We continue to focus on gaining market share in the current environment and expect to see further growth in the number of opportunities to acquire facilities in both new and existing markets.”
     The live broadcast of USPI’s second quarter conference call will begin at 5:00 p.m. Eastern Time on August 2, 2011. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website
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United Surgical Partners Announces Second Quarter 2011 Results

August 2, 2011
at www.uspi.com or at www.earnings.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.
     USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 191 surgical facilities. Of the Company’s 186 domestic facilities, 134 are jointly owned with not-for-profit healthcare systems. The Company also operates five facilities in the United Kingdom.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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United Surgical Partners Announces Second Quarter 2011 Results

August 2, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except number of facilities)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues	$151,050	$143,190	$298,141	$281,061

Equity in earnings of unconsolidated affiliates	20,101	18,219	38,033	32,507

Operating expenses:
Salaries, benefits and other employee costs	41,009	37,416	80,470	74,679
Medical services and supplies	24,759	23,881	49,177	48,307
Other operating expenses	23,879	23,225	47,711	45,280
General and administrative expenses	11,113	9,119	20,893	17,668
Provision for doubtful accounts	2,287	2,425	4,034	4,307
Net gain (loss) on deconsolidations, disposals and impairments	(1,979)	277	(2,478)	593
Depreciation and amortization	7,545	7,482	14,873	14,786

Total operating expenses	108,613	103,825	214,680	205,620

Operating income	62,538	57,584	121,494	107,948
Interest expense, net	(16,744)	(17,412)	(33,777)	(35,022)
Other, net	(192)	20	(120)	355

Income from continuing operations before income taxes	45,602	40,192	87,597	73,281
Income tax expense	(10,700)	(9,496)	(20,567)	(17,142)

Income from continuing operations	34,902	30,696	67,030	56,139
Discontinued operations, net of tax	166	326	(529)	529

Net income	35,068	31,022	66,501	56,668
Less: Net income attributable to noncontrolling interests	(17,282)	(15,135)	(32,994)	(28,770)

Net income attributable to USPI’s common stockholder	$17,786	$15,887	$33,507	$27,898

Supplemental Data:
Facilities operated at period end	191	172	191	172
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United Surgical Partners Announces Second Quarter 2011 Results

August 2, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	Dec. 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$61,715	$60,253
Accounts receivable, net of allowance for doubtful accounts of $7,347 and $7,481, respectively	48,521	50,082
Other receivables	19,476	15,242
Inventories	9,233	9,191
Deferred tax assets, net	14,425	14,961
Other	23,042	14,682

Total current assets	176,412	164,411

Property and equipment, net	200,284	202,260
Investments in unconsolidated affiliates	394,547	393,561
Goodwill and intangible assets, net	1,595,691	1,587,877
Other	21,983	24,630

Total assets	$2,388,917	$2,372,739

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$20,786	$23,488
Accrued expenses and other	207,082	218,786
Current portion of long-term debt	25,833	22,386

Total current liabilities	253,701	264,660

Long-term debt	1,017,540	1,047,440
Other liabilities	164,549	157,820

Total liabilities	1,435,790	1,469,920

Noncontrolling interests — redeemable	98,648	81,668

USPI stockholder’s equity	820,417	786,757
Noncontrolling interests — nonredeemable	34,062	34,394

Total equity	854,479	821,151

Total liabilities and equity	$2,388,917	$2,372,739

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United Surgical Partners Announces Second Quarter 2011 Results

August 2, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended June 30,
	2011	2010	% Change
Systemwide same-facility statistics(1) (2):
United States:
Facility cases	210,897	209,263	0.8%
Net revenue/case	$2,233	$2,122	5.2%
Net revenue (in thousands)	$470,907	$443,987	6.1%
Facility operating income margin(3)	27.2%	27.5%	(30) bps

United Kingdom:
Adjusted admissions	5,392	5,583	(3.4%)
Net revenue/adjusted admission	$5,107	$4,434	15.2%
Net revenue/adjusted admission (at constant currency translation rates)(4)	$5,107	$4,848	5.3%
Net revenue (in thousands)	$27,537	$24,755	11.2%
Facility operating income margin(3)	19.6%	23.5%	(390) bps

Other:
Total consolidated facilities	59	60

EBITDA less noncontrolling interests(5)
GAAP operating income	$62,538	$57,584	8.6%
Depreciation and amortization	7,545	7,482
Net (gain) loss on deconsolidations, disposals and impairments	(1,979)	277

EBITDA	68,104	65,343
Net income attributable to noncontrolling interests	(17,282)	(15,135)

EBITDA less noncontrolling interests	$50,822	$50,208	1.2%

(1)	Excludes facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Statistics are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue.

(4)	Calculated using second quarter 2011 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.

(5)	EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income plus depreciation and amortization, net (gain) loss on deconsolidations, disposals and impairments, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.
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